Exhibit 99.1

HUTTIG ANNOUNCES SHARE REPURCHASE

ST. LOUIS, MO, December 20, 2012 — Huttig Building Products, Inc. (“Huttig”; OTC HBPI), a leading domestic distributor of millwork, building materials and wood products, today announced that it has completed a repurchase of 1.0 million shares of its common stock at $1.10 per share from its largest stockholder, The Rugby Group Limited. The share repurchase was effected in a private transaction and the aggregate purchase price was funded with available funds.

Jon Vrabely, President and CEO, stated, “Throughout the entire unprecedented downturn in the housing market over the past five years, we have focused on preserving the long-term value proposition of the company, managing the integrity of the balance sheet and protecting the interests of our shareholders. To that end, we have been successful in meeting our objectives without adding significant debt to the balance sheet or diluting our shareholders. We are extremely pleased that our financial performance and liquidity position have provided us the opportunity to deliver meaningful value to our shareholders through this transaction.”

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About Huttig Building Products, Inc.

Huttig Building Products, founded in 1885 and headquartered in St. Louis, MO, is a leading domestic distributor of millwork, building materials and wood products used principally in new residential construction and home improvement, remodeling and repair work. Huttig has relationships with leading manufacturers and distributes its products through 27 wholesale distribution centers serving 41 states. The Company’s wholesale distribution centers sell principally to building materials dealers, national buying groups, home centers, and industrial users, including makers of manufactured homes.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All of these forward-looking statements are based on estimates and assumptions made by our management that, although believed by Huttig Building Products, Inc. to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of Huttig Building Products, Inc.’s control that may cause its business, strategy or actual results to differ materially from the forward-looking statements. These risks and uncertainties are described in the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and in its periodic reports filed with the Securities and Exchange Commission from time to time. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. Huttig Building Products, Inc. undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, changes in expectation or otherwise, except as required by law.

For more information about Huttig, please visit www.huttig.com or Don Hake at investor@huttig.com.